Exhibit 3.3
CERTIFICATE OF AMENDMENT
TO THE SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF NERDWALLET, INC.
The undersigned Tim Chen hereby certifies that:
1.He is the duly elected and acting President of NerdWallet, Inc., a Delaware corporation.
2.The date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of Delaware was December 29, 2011.
3.Pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation amends this corporation’s Certificate of Incorporation as follows:
The first sentence of Article IV.B Section 3.3 of this corporation’s Second Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:
“3.3    Series A Preferred Stock Protective Provisions. At any time when at least 1,729,620 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of: (i) with respect to subsections 3.3.1, 3.3.2, 3.3.3, 3.3.4, 3.3.8, and 3.3.9, a majority of the then outstanding shares of Series A Preferred Stock ; and (ii) with respect to subsections 3.3.5, 3.3.6, and 3.3.7, at least 60% of the then outstanding shares of Series A Preferred Stock, in either case given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.”
4.Thereafter, pursuant to a resolution by the Board of Directors, this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Company for their approval in accordance with the provisions of Section 228 and 242 of the DGCL. Accordingly, said proposed amendment has been adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, NerdWallet, Inc. has caused this CERTIFICATE OF AMENDMENT TO THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION to be signed by its President this 7th day of April, 2020.
NerdWallet, Inc.

By:	/s/ Tim Chen
Tim Chen
President